Welcome to the 2006 Annual Meeting of Shareholders Allegan, Michigan November 10, 2006

Cardinal Health - Chairman and CEO of the $3 billion Pharmaceutical, Technologies and Services segment Watson Pharmaceuticals - President and Chief Operating Officer Over 30 years of Healthcare and Generic Pharmaceutical experience Strong operations background Began career as a pharmacist President and Chief Executive Officer Joe Papa

Welcome to the 2006 Annual Meeting of Shareholders Allegan, Michigan November 10, 2006

A comprehensive generic pharmaceutical business providing healthcare solutions to consumers

Financial Performance 2001 2002 2003 2004 2005 2006 Sales 776 835 834 898 1024 1367 Sales (Millions) $835 $834 $898 $776 $1,024 $1,367 Note: 2001 sales are adjusted. Reconciliation to GAAP results provided at www.perrigo.com/investor. 5 year growth fueled by organic and inorganic growth 2006 revenue increased $343 million, or 33% New product revenue of $77 million, led by smoking cessation Launched 50 new and reformulated products Significant growth opportunities in Rx and API CAGR = 12% 2001 - 2006

Financial Performance 2001 2002 2003 2004 2005 2006 Adjusted Net Income 39 45 52 71 63 78 EPS 42 46 55 77 69 69 (Millions) Adjusted Net Income $45 $52 $71 (Dollars) $39 $.98 $.73 $.60 $.52 $63 $.81 1.00 0.75 0.25 0.00 $78 $.83 Note: Reconciliation to GAAP results provided at www.perrigo.com/investor. 5 year growth a combination of organic and inorganic 2006 net income increased $15 million, or 24% Strong results from the Rx and API businesses Cash flow very strong, up $49 million Strong balance sheet allows for dividends, debt reduction and acquisitions CAGR = 15% 2001 - 2006

Smoking Cessation paved the way to making 2006 Consumer Healthcare's biggest new product year ever Over 20 reformulations of Cough and Cold products begun in 2006 will continue throughout fiscal 2007 Over 50 ANDA approvals and 25 products in development for the future Consumer Healthcare New Products

7 new products introduced in 2006 17 products have been filed and await FDA approval, with 60 more in development Rx Pharmaceutical New Products

Vertical Integration Driving Growth Active Pharmaceutical Ingredients One of the World's Largest API Businesses Selling to Pharma Companies in More Than 25 Countries FY06 Sales $111 million Increased R&D for 2007 Focus on Complex, Differentiated APIs 25 Proprietary Patents granted - 50 filed

Uniquely Positioned at Critical Moment Rising Healthcare Costs Aging Population Our scientific and operational strengths provide the diversification and resources to meet the world's growing need for innovative, affordable health care products. Quality Service Low Cost New Products

Uniquely Positioned Critical Mass in the industry Mass customization - 12,000 SKU’s Low cost manufacturing API business provides vertical integration potential and critical purchasing insight Innovative, new products

100 Day Focus Learn about Perrigo and its people first hand Met with employees across operations in Michigan Have visited Israel, Mexico, New York, New Jersey and South Carolina operations With research team, understand our new product pipeline engine for growth Met several key US retail customers Meeting with investors and analysts to understand their expectations

Providing Affordable Healthcare Solutions to the World

Acetaminophen Recall Customer safety is the first priority for Perrigo Quality control systems noted trace amounts of metal particulate Voluntary product recall of store brand Acetaminophen 500mg caplets The frequency of occurrence is very low, the probability of health risk is remote, and there have been no reports of injuries or illness related to this product